                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              -----------------------------------------------------

                                 SCHEDULE 14D-9
                      Solicitation/Recommendation Statement
                             under Section 14(d)(4)
                     of the Securities Exchange Act of 1934

                               NTS-Properties III
                            (Name of Subject Company)

                               NTS-Properties III
                       (Names of Person Filing Statement)

                          LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                    62942E100
                      (CUSIP Number of Class of Securities)

                     J.D. Nichols, Managing General Partner
                                       of
                            NTS-PROPERTIES ASSOCIATES
                             10172 Linn Station Road
                           Louisville, Kentucky 40223
                                 (502) 426-4800
            (Name, address and telephone number of person authorized
             to receive notices and communications on behalf of the
                            persons filing statement)

                                    Copy to:

                               Mark Borrelli, Esq.
                             Shefsky & Froelich Ltd.
                      444 North Michigan Avenue, Suite 2500
                             Chicago, Illinois 60611
                                 (312) 836-4014

[ ]  Check the box if the filing relates  solely to  preliminary  communications made before the commencement of a tender offer.

Item 1.  Subject Company Information.

         (a) The name of the subject company is NTS-Properties III, a Georgia limited partnership (the "Partnership"). The Partnership's principal executive offices are located at 10172 Linn Station Road, Louisville, Kentucky 40223 and
its telephone number is (502) 426-4800.

         (b) The subject class of equity securities is limited partnership interests in the Partnership (the "Interests"). As of the date of this Offer, the Partnership had 12,675 outstanding Interests held by 690 holders of record.

Item 2. Identity and Background of Filing Person.

         (a) The name and business address of the Partnership, which is the person filing this Schedule 14D-9, are set forth in Item 1 above.

         (d) This Schedule 14D-9 relates to an Offer to Purchase dated July 18,
2001 (the "Third- Party Offer to Purchase") by Equity Resource Lexington Fund
Limited Partnership, a Massachusetts limited partnership, Eggert Dagbjartsson, its general partner, and Equity Resources Group, Inc., a Massachusetts corporation (collectively, the "Purchaser"), to purchase for cash up to 2,532
Interests at a price of $275 per Interest, subject to the terms and conditions set forth in the Third-Party Offer to Purchase and the related Agreement of Sale
(which together constitute the "Third-Party Offer") included as exhibits to a
Schedule TO filed by the Purchaser on July 18, 2001.

Item 3. Past Contacts, Transactions, Negotiations and Agreements.

         Information contained in Section 11 of the Offer to Purchase
("Partnership/ORIG Offer to Purchase") by the Partnership and ORIG, LLC, a
Kentucky limited liability company and affiliate of the Partnership ("ORIG"), included as an exhibit to a Schedule TO filed by the Partnership, ORIG, J.D.
Nichols and Brian F. Lavin on June 25, 2001 is incorporated herein by this reference.

Item 4.  The Solicitation or Recommendation.

         (a)-(b) Information contained in the "Notice to Investors dated July
23, 2001" and included as Exhibit (a)(i)(vi) hereto is incorporated herein by this reference.

         (c) Neither the Partnership, NTS- Properties Associates, the
Partnership's general partner (the "General Partner"), nor any affiliates of the
Partnership or the General Partner intends to tender any Interests pursuant to the Third-Party Offer.

Item 5.  Persons/Assets, Retained, Employed, Compensated or Used.

         (a)      None.

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Item 6. Interest in Securities of the Subject Company.

         (b) Information contained in Section 13 of the Partnership/ORIG  Offer to Purchase is incorporated herein by this reference.

Item 7.  Purpose of the Transaction and Plans or Proposals.

         (d)(1) Information contained in Section 1 of the Partnership/ORIG Offer to Purchase is incorporated herein by this reference.

         (d)(2)   Not Applicable.

Item 8.  Additional Information.

         (b)      None.

Item 9.  Material to be Filed as Exhibits.

         (a)(1)(i)         Offer to Purchase dated June 25, 2001 (Incorporated
                           by reference to Exhibit (a)(1)(i) to Schedule TO
                           filed by the Partnership, ORIG, J.D. Nichols and
                           Brian F. Lavin on June 25, 2001).
         (a)(1)(ii)        Form of Letter of Transmittal (Incorporated by
                           reference to Exhibit (a)(1)(ii) to Schedule TO filed
                           by the Partnership, ORIG, J.D. Nichols and Brian F.
                           Lavin on June 25, 2001).
         (a)(1)(iii)       Form of Affidavit and Indemnification Agreement for
                           Missing Certificate(s) of Ownership (Incorporated by
                           reference to Exhibit (a)(1)(iii) to Schedule TO filed
                           by the Partnership, ORIG, J.D. Nichols and Brian F.
                           Lavin on June 25, 2001).
         (a)(1)(iv)        Form of Letter to Limited Partners (Incorporated by
                           reference to Exhibit (a)(1)(iv) to Schedule TO filed
                           by the Partnership, ORIG, J.D. Nichols and Brian F.
                           Lavin on June 25, 2001).
         (a)(1)(v)         Substitute Form W-9 with Guidelines (Incorporated by
                           reference to Exhibit (a)(1)(v) to Schedule TO filed
                           by the Partnership, ORIG, J.D. Nichols and Brian F.
                           Lavin on June 25, 2001).
         (a)(1)(vi)        Notice to Limited Partners dated July 23, 2001
                           (Incorporated by reference to Exhibit (a)(1)(vi) to
                           Schedule TO-A filed by the Partnership, ORIG, J.D.
                           Nichols and Brian F. Lavin on July 23, 2001).
         (a)(1)(vii)       Revised Letter of Transmittal (Incorporated by
                           reference to Exhibit (a)(1)(vii) to Schedule TO-A
                           filed by the Partnership, ORIG, J.D. Nichols and
                           Brian F. Lavin on July 23, 2001).
         (a)(1)(viii)      Notice of Withdrawal for Third-Party Offer
                           (Incorporated by reference to Exhibit (a)(1)(viii) to
                           Schedule TO-A filed by the Partnership, ORIG, J.D.
                           Nichols and Brian F. Lavin on July 23, 2001).
         (a)(2)            None.
         (a)(3)            None.

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         (a)(4)            None.
         (a)(5)            None.
         (e)               Section 11 of the Partnership/ORIG Offer to Purchase
                           dated June 25, 2001 (Incorporated by reference to
                           Exhibit (a)(1)(i) to Schedule TO filed by the
                           Partnership, ORIG, J.D. Nichols and Brian F. Lavin on
                           June 25, 2001).
         (g)               None.

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                            SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    July 23, 2001         NTS-PROPERTIES III, a Georgia limited
                               partnership

                               By:      NTS-PROPERTIES ASSOCIATES, a
                                        Georgia limited partnership and
                                        General Partner

                               By:      /s/ J.D. Nichols
                                        -----------------------------------
                                        J.D. Nichols, Managing General Partner

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                             EXHIBITS

Exhibit
Number                    Description
------                    -----------
(a)(1)(i)                 Offer to Purchase dated June 25, 2001 (Incorporated by
                          reference to Exhibit (a)(1)(i) to Schedule TO filed by
                          the Partnership, ORIG, J.D. Nichols and Brian F. Lavin
                          on June 25, 2001).
(a)(1)(ii)                Form of Letter of Transmittal (Incorporated by
                          reference to Exhibit (a)(1)(ii) to Schedule TO filed
                          by the Partnership, ORIG, J.D. Nichols and Brian F.
                          Lavin on June 25, 2001).
(a)(1)(iii)               Form of Affidavit and Indemnification Agreement for
                          Missing Certificate(s) of Ownership (Incorporated by
                          reference to Exhibit (a)(1)(iii) to Schedule TO filed
                          by the Partnership, ORIG, J.D. Nichols and Brian F.
                          Lavin on June 25, 2001).
(a)(1)(iv)                Form of Letter to Limited Partners (Incorporated by
                          reference to Exhibit (a)(1)(iv) to Schedule TO filed
                          by the Partnership, ORIG, J.D. Nichols and Brian F.
                          Lavin on June 25, 2001).
(a)(1)(v)                 Substitute Form W-9 with Guidelines (Incorporated by
                          reference to Exhibit (a)(1)(v) to Schedule TO filed by
                          the Partnership, ORIG, J.D. Nichols and Brian F. Lavin
                          on June 25, 2001).
(a)(1)(vi)                Notice to Limited Partners dated July 23, 2001
                          (Incorporated by reference to Exhibit (a)(1)(vi) to
                          Schedule TO-A filed by the Partnership, ORIG, J.D.
                          Nichols and Brian F. Lavin on July 23, 2001).
(a)(1)(vii)               Revised Letter of Transmittal (Incorporated by
                          reference to Exhibit (a)(1)(vii) to Schedule TO-A
                          filed by the Partnership, ORIG, J.D. Nichols and Brian
                          F. Lavin on July 23, 2001).
(a)(1)(viii)              Notice of Withdrawal for Third-Party Offer
                          (Incorporated by reference to Exhibit (a)(1)(viii) to
                          Schedule TO-A filed by the Partnership, ORIG, J.D.
                          Nichols and Brian F. Lavin on July 23, 2001).
(a)(2)                    None.
(a)(3)                    None.
(a)(4)                    None.
(a)(5)                    None.
(e)                       Section 11 of the Partnership/ORIG Offer to Purchase
                          dated June 25, 2001 (Incorporated by reference to
                          Exhibit (a)(1)(i) to Schedule TO filed by the
                          Partnership, ORIG, J.D. Nichols and Brian F. Lavin on
                          June 25, 2001).
(g)                       None.

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